FORM 5


/ / Check box if no longer subject to Section 16. Form 4 or
    Form 5 obligations may continue. See Instruction 1(b)
/ / Form 3 Holdings Reported
/x/ Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
                                             HEI, Inc. (HEII)                              (Check all applicable)

Courtney   Eugene    W.                   3. IRS or Social Security   4. Statement for      X  Director       10% Owner
(Last)     (First)  (Middle)                 Number of Reporting         Month/Year        ---                --
                                             Person (Voluntary)          August 1998        X  Officer (give  ____ Other (specify
                                                                                             --- title below)         below)
7312 Clarendon Drive
       (Street)

Edina          MN        55435
(City)       (State)     (Zip)


                                                         5. If Amendment,    7.  Individual or Joint/Group Filing (Check Applicable
                                                            Date of Original            Line)
                                                            (Month/Year)

                                                                             X  Form filed by One Reporting Person
                                                                            ___ Form filed by More than One Reporting Person

          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

 1. Title of     2. Transaction Date  3. Transaction   4. Securities Acquired (A)   5. Amount of      6. Ownership    7. Nature
    Security        (Month/Day/          Code             or Disposed of (D)           Securities        Form:           of
    (Instr. 3)      Year)                (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially      Direct (D)      Indirect
                                                                                       Owned at          or  Indirect    Beneficial
                                                                                       Issuer's         (I)(Instr. 4)    Ownership
                                                                                       Fiscal Year                       (Instr. 4)
                                                                                       (Instr. 3 and 4)

                                                        Amount    (A) or (D)   Price

----------------------------------------------------------------------------------------------------------------------------------

Common Stock $.05     4/98                 J(1)           2,807        A        $5.79   85,547               D
par value
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

*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of  2.Conver-  3. Trans- 4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
Derivative     sion or     action    tion         Deriva-        cisable        Amount of     of        of         ship      ture
Security       Exercise    Date      Code         tive Secur-    and Expira-    Underlying    Deriv-    Deriv-     Form      of In-
(Instr. 3)     Price of    Month/  (Instr. 8)     ities Ac-      tion Date      Securities    ative     ative      of        direct
               of Deriv-   Day/                   quired (A)     (Month/Day/   (Instr. 3&4)   Secur-    Secur-     De-       Bene-
               ative       Year)                  or Disposed    Year)                        ity       ities      rivative  ficial
               Security                           of (D) (Inst.                               (Instr.   Bene-      Secu-     Own-
                                                  3,4, and 5)                                 5)        ficially   rity:     ership
                                                                                                        Owned at   Direct    (Instr.
                                                                                                        End of     (D) or    4)
                                                                                                        Month      Indirect
                                                                                                        (Instr. 4) (I)(Instr.
                                                                                                        4)
                                                               Date     Expira-
                                                               Exer-    tion                        Amount or
                                                               cisable  Date       Title            Number of
                                                                                                    Shares
                                                  (A)   (D)

Stock Options   4.7125    8/28/98     J(2)             75,000  1/19/98  1/19/05   Common Stock       75,000         9.00          0
                                                                                  $.05 par value
Stock Options   4.0300    8/28/98     J(2)             30,000 12/22/98 12/22/07   Common Stock       30,000         9.00          0
                                                                                  $.05 par value
Stock Options   4.9250    8/28/98     J(2)             90,000  1/22/01  1/22/08   Common Stock       90,000         9.00          0
                                                                                  $.05 par value

Explanation of Responses:

(1) Purchase of shares pursuant to Employee Stock Option Plan.

(2) Pursuant to the Company's  Employee  Stock Option Plan,  all options held by the reporting  person granted under the plan became fully vested and exercisable  upon the change of control which occurred in August 1998 and such options were cashed out on the basis of the change of control price (as determined under the plan). Upon such payment, all such options were cancelled.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ Eugene W. Courtney   October 13, 1998
                                                                                          ---------------------    ----------------

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                              **Signature of Reporting  Date
                                                                                           Person

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
see Instruction 6 for procedure.                                                                                              Page 2